Exhibit 2.1

EXECUTION VERSION

SECOND AMENDMENT TO THE

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”), is made and entered into as of October 31, 2019, by and among Restoration Robotics, Inc., a Delaware corporation (“Radiant”), Restoration Merger Sub Ltd., a company organized under the laws of Israel and a direct, wholly owned subsidiary of Radiant (“Merger Sub”) and Venus Concept Ltd., a company organized under the laws of Israel (the “Company” and together with Radiant and Merger Sub, the “Parties”, and each individually, a “Party”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties previously entered into that certain Agreement and Plan of Merger and Reorganization, dated as of March 15, 2019 (as amended on August 14, 2019, the “Merger Agreement”);

WHEREAS, the Parties hereto each agree that it is in its best interest to amend the Merger Agreement in order to extend the Drop Dead Date as provided herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Section 1. Definitions. The definition of “Drop Dead Date” contained in Section 9.1(b) of the Merger Agreement is hereby amended to mean November 15, 2019.

Section 2. Full Force and Effect. Except as otherwise expressly provided herein, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect.

Section 3. Governing Law, Jurisdiction; Waiver of Trial by Jury. Section 10.2, Section 10.3 and Section 10.5 through 10.12 of the Merger Agreement are hereby incorporated into this Amendment by reference mutatis mutandis.

Section 4. Entire Agreement; Counterparts; Exchanges by Facsimile. This Amendment, the Merger Agreement, the Confidentiality Agreement and the other agreements, schedules and exhibits referred to in the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by all Parties by facsimile or electronic transmission via “.pdf’ shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

Section 5. Headings. The headings contained in this Amendment are intended solely for convenience and shall not affect the rights of the Parties.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first above written.

RADIANT

RESTORATION ROBOTICS, INC.

By:	/s/ Mark Hair
Name: Mark Hair
Title: Chief Financial Officer

[Signature Page to Amendment to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first above written.

MERGER SUB

RADIANT MERGER SUB LTD.

By:	/s/ Mark Hair
Name: Mark Hair
Title: Chief Financial Officer

[Signature Page to Amendment to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first above written.

COMPANY

VENUS CONCEPT LTD.

By:	/s/ Domenic Serafino
Name: Domenic Serafino
Title: Chief Executive Officer

[Signature Page to Amendment to the Agreement and Plan of Merger]